CFO Commentary on Second Quarter Fiscal Year 2018 Results

Q2 FY 2018 Summary

GAAP
($ in millions except earnings per share)	Q2 FY18	Q1 FY18	Q2 FY17	Q/Q	Y/Y
Revenue	$2,230	$1,937	$1,428	Up 15%	Up 56%
Gross margin	58.4%	59.4%	57.9%	Down 100 bps	Up 50 bps
Operating expenses	$614	$596	$509	Up 3%	Up 21%
Operating income	$688	$554	$317	Up 24%	Up 117%
Net income	$583	$507	$261	Up 15%	Up 123%
Diluted earnings per share	$0.92	$0.79	$0.41	Up 16%	Up 124%

Non-GAAP
($ in millions except earnings per share)	Q2 FY18	Q1 FY18	Q2 FY17	Q/Q	Y/Y
Revenue	$2,230	$1,937	$1,428	Up 15%	Up 56%
Gross margin	58.6%	59.6%	58.1%	Down 100 bps	Up 50 bps
Operating expenses	$533	$517	$448	Up 3%	Up 19%
Operating income	$773	$637	$382	Up 21%	Up 102%
Net income	$638	$533	$313	Up 20%	Up 104%
Diluted earnings per share	$1.01	$0.85	$0.53	Up 19%	Up 91%

Revenue by Reportable Segments
($ in millions)	Q2 FY18	Q1 FY18	Q2 FY17	Q/Q	Y/Y
GPU Business	$1,897	$1,562	$1,196	Up 21%	Up 59%
Tegra Processor Business	333	332	166	--	Up 101%
Other	--	43	66	Down 100%	Down 100%
Total	$2,230	$1,937	$1,428	Up 15%	Up 56%

Revenue by Market Platform
($ in millions)	Q2 FY18	Q1 FY18	Q2 FY17	Q/Q	Y/Y
Gaming	$1,186	$1,027	$781	Up 15%	Up 52%
Professional Visualization	235	205	214	Up 15%	Up 10%
Datacenter	416	409	151	Up 2%	Up 175%
Automotive	142	140	119	Up 1%	Up 19%
OEM and IP	251	156	163	Up 61%	Up 54%
Total	$2,230	$1,937	$1,428	Up 15%	Up 56%

Revenue

Second quarter revenue increased 56 percent year over year and 15 percent sequentially to a record $2.23 billion. Growth was driven by GPUs for gaming, datacenter, and professional visualization, as well as Tegra® processors.

GPU business revenue was $1.90 billion, up 59 percent from a year earlier and up 21 percent sequentially, led by strength across all platforms, including datacenter, gaming, and professional visualization platforms, along with PC OEM sales. GeForce GPU gaming results were led by continued strong adoption of Pascal™-based GeForce® GTX gaming platforms. Datacenter (including Tesla®, NVIDIA GRID™ and DGX™) revenue was a record $416 million, up 175 percent year on year and up 2 percent sequentially. This datacenter revenue reflects initial shipments of our newest Volta GPU architecture and V100 platform. Datacenter growth was fueled by strong demand by hyperscale and cloud customers for deep learning training and accelerated GPU computing, as well as demand for HPC, DGX AI supercomputing, and GRID virtualization platforms. Professional visualization revenue grew 10 percent year over year and 15 percent sequentially to a record $235 million, led by high-end mobile platforms. Our PC OEM revenue includes GPUs designed for mainstream desktops, notebooks, and cryptocurrency mining. The recent rise in crypto coin prices resulted in increased demand in OEM GPU sales.

Tegra Processor business revenue, which included gaming development platforms and services, was $333 million, up 101 percent from a year ago and flat sequentially. Tegra business revenue includes SOC modules for the Nintendo Switch gaming console and development services. Also included was record automotive revenue of $142 million, which was up 19 percent from a year earlier and up 1 percent sequentially, incorporating infotainment modules, production DRIVE PX platforms, and development agreements for self-driving cars.

Revenue from our patent license agreement with Intel concluded in the first quarter of fiscal 2018, when it was $43 million.

Gross Margin

GAAP gross margin for the second quarter was 58.4 percent and non-GAAP gross margin was 58.6 percent. These reflect a sequential decrease associated with the absence of licensing revenue from Intel.

Expenses

GAAP operating expenses were $614 million, including $81 million in stock-based compensation and other charges. Non-GAAP operating expenses were $533 million, up 19 percent from a year earlier and up 3 percent sequentially. This reflects growth in employees and costs related to our growth initiatives - gaming, artificial intelligence, and autonomous driving.

Operating Income

GAAP operating income was $688 million in the second quarter, up 117 percent from a year earlier. Non-GAAP operating income was $773 million, up 102 percent from a year earlier.

Other Income & Expense and Income Tax

GAAP
($ in millions)	Q2 FY18	Q1 FY18	Q2 FY17
Interest income	$15	$16	$12
Interest expense	(15)	(16)	(12)
Other, net	(4)	(18)	--
Total	$(4)	$(18)	$--

Non-GAAP
($ in millions)	Q2 FY18	Q1 FY18	Q2 FY17
Interest income	$15	$16	$12
Interest expense	(14)	(14)	(5)
Other, net	(1)	(4)	--
Total	$--	$(2)	$7

Other income and expense, or OI&E, includes interest earned on our cash and investments, interest expense associated with our convertible notes and corporate debt, and other gains and losses. GAAP OI&E includes interest expense primarily associated with our corporate debt and remaining convertible debt, interest income from our investment portfolio, and charges from early conversions of convertible notes. Non-GAAP OI&E excludes the charges from early conversions of convertible notes, the portion of interest expense from the amortization of the debt discount and the gains or losses from sales of certain investments.

Our GAAP effective tax rate in the second quarter was 15 percent, reflecting the recognition of excess tax benefits related to stock-based compensation. We expect to generate variability on a quarter-by-quarter basis from excess tax benefits or deficiencies related to stock-based compensation. Our non-GAAP effective tax rate was 18 percent.

Net Income and EPS

Second quarter GAAP net income was $583 million and earnings per diluted share were $0.92, both up more than 120 percent from a year earlier. Non-GAAP net income was $638 million and earnings per diluted share were $1.01, up 104 percent and 91 percent, respectively, from a year earlier, fueled by strong revenue growth and improved gross and operating margins.

Weighted Average Shares

Weighted average shares used in the GAAP and non-GAAP diluted EPS calculations were as follows:

Weighted Average Shares
(in millions)	GAAP	Non-GAAP
Basic shares	597	597
Dilutive impact from:
Equity awards	26	26
Warrants	6	6
Convertible notes	4	--
Diluted shares	633	629

All outstanding warrants were terminated during the second quarter of fiscal 2018.

Capital Return

Capital Return
(in millions)	FY13	FY14	FY15	FY16	FY17	YTD FY18
Dividends	$47	$181	$186	$213	$261	$166
Share repurchases:
	$$100	$887	$814	$587	$739	$758
Shares	8	62	44	25	15	5
During the first half of fiscal 2018, we paid $758 million in share repurchases and $166 million in cash dividends. For fiscal 2018, we intend to return $1.25 billion to shareholders through ongoing quarterly cash dividends and share repurchases.
Since the restart of our capital return program in the fourth quarter of fiscal 2013, we have returned $4.94 billion to shareholders. This return represents 90 percent of our cumulative free cash flow for fiscal 2013 through the second quarter of fiscal 2018.

Balance Sheet and Cash Flow

Cash, cash equivalents and marketable securities at the end of the second quarter were $5.88 billion, compared with $6.21 billion at the end of the prior quarter. The sequential decrease in cash was primarily related to share repurchases made under our capital return program.

Accounts receivable at the end of the quarter was $1.21 billion compared with $976 million in the prior quarter. DSO at quarter-end was 49 days, up from 46 days in the prior quarter.

Inventory at the end of the quarter was $855 million, up from $821 million in the prior quarter. DSI at quarter-end was 84 days, down from 95 days in the prior quarter.

Cash flow from operating activities was $705 million in the second quarter, up from $282 million in the prior quarter. The sequential increase was primarily due to growth in net income and strong collections of accounts receivable and other changes in working capital.

Free cash flow was $650 million in the second quarter, compared with $229 million in the previous quarter.

Depreciation and amortization expense amounted to $49 million for the second quarter. Capital expenditures were $55 million for the second quarter.

Third Quarter of Fiscal 2018 Outlook

Our outlook for the third quarter of fiscal 2018 is as follows:

•	Revenue is expected to be $2.35 billion, plus or minus two percent.

•	GAAP and non-GAAP gross margins are expected to be 58.6 percent and 58.8 percent, respectively, plus or minus 50 basis points.

•	GAAP operating expenses are expected to be approximately $672 million. Non-GAAP operating expenses are expected to be approximately $570 million.

•
GAAP other income and expense is expected to be an expense of approximately $2 million, inclusive of additional charges from early conversions of convertible notes. Non-GAAP other income and expense is expected to be nominal.

•
GAAP and non-GAAP tax rates are both expected to be 17 percent, plus or minus one percent, excluding any discrete items. GAAP discrete items include excess tax benefits or deficiencies related to stock-based compensation, which we expect to generate variability on a quarter by quarter basis.

•	Capital expenditures are expected to be approximately $65 million to $75 million.

______________
For further information, contact:

Shawn Simmons	Robert Sherbin
Investor Relations	Corporate Communications
NVIDIA Corporation	NVIDIA Corporation
(408) 566-5784	(408) 566-5150
ssimmons@nvidia.com	rsherbin@nvidia.com

Non-GAAP Measures

To supplement NVIDIA’s Condensed Consolidated Statements of Income and Condensed Consolidated Balance Sheets presented in accordance with GAAP, the company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP other income (expense), non-GAAP income tax expense, non-GAAP net income, non-GAAP net income, or earnings, per diluted share, non-GAAP diluted shares, and free cash flow. In order for NVIDIA’s investors to be better able to compare its current results with those of previous periods, the company has shown a reconciliation of GAAP to non-GAAP financial measures. These reconciliations adjust the related GAAP financial measures to exclude stock-based compensation expense, legal settlement costs, acquisition-related costs, contributions, restructuring and other charges, gains from non-affiliated investments, interest expense related to amortization of debt discount, loss on early debt conversions, and the associated tax impact of these items, where applicable. Weighted average shares used in the non-GAAP diluted net income per share computation includes the anti-dilution impact of our Note Hedge. Free cash flow is calculated as GAAP net cash provided by operating activities less purchases of property and equipment and intangible assets. NVIDIA believes the presentation of its non-GAAP financial measures enhances the user's overall understanding of the company’s historical financial performance. The presentation of the company’s non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the company’s financial results prepared in accordance with GAAP, and our non-GAAP measures may be different from non-GAAP measures used by other companies.

Certain statements in this CFO Commentary including, but not limited to, statements as to: our expectation to generate variability from excess tax benefits or deficiencies related to stock-based compensation; our intended fiscal 2018 capital return; our financial outlook for the third quarter of fiscal 2018; and our tax rates for the third quarter of fiscal 2018 are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Important factors that could cause actual results to differ materially include: global economic conditions; our reliance on third parties to manufacture, assemble, package and test our products; the impact of technological development and competition; development of new products and technologies or enhancements to our existing product and technologies; market acceptance of our products or our partners’ products; design, manufacturing or software defects; changes in consumer preferences or demands; changes in industry standards and interfaces; unexpected loss of performance of our products or technologies when integrated into systems; as well as other factors detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission, or SEC, including its Form 10-Q for the fiscal period ended April 30, 2017. Copies of reports filed with the SEC are posted on the company’s website and are available from NVIDIA without charge. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, NVIDIA disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

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© 2017 NVIDIA Corporation. All rights reserved. NVIDIA, the NVIDIA logo, GeForce, Tegra, Tesla, NVIDIA DGX, NVIDIA DRIVE and NVIDIA GRID are trademarks and/or registered trademarks of NVIDIA Corporation in the U.S. and/or other countries.  Other company and product names may be trademarks of the respective companies with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	July 30,	April 30,	July 31,	July 30,	July 31,
	2017	2017	2016	2017	2016

GAAP gross profit	$1,302	$1,150	$826	$2,452	$1,577
GAAP gross margin	58.4%	59.4%	57.9%	58.8%	57.7%
Stock-based compensation expense (A)	4	4	4	8	8
Legal settlement costs	—	—	—	—	10
Non-GAAP gross profit	$1,306	$1,154	$830	$2,460	$1,595
Non-GAAP gross margin	58.6%	59.6%	58.1%	59.0%	58.4%

GAAP operating expenses	$614	$596	$509	$1,210	$1,016
Stock-based compensation expense (A)	(77)	(73)	(54)	(150)	(104)
Legal settlement costs	—	—	—	—	(6)
Acquisition-related costs (B)	(4)	(4)	(4)	(8)	(8)
Contributions	—	(2)	(1)	(2)	(4)
Restructuring and other charges	—	—	(2)	—	(3)
Non-GAAP operating expenses	$533	$517	$448	$1,050	$891

GAAP income from operations	$688	$554	$317	$1,242	$561
Total impact of non-GAAP adjustments to income from operations	85	83	65	168	143
Non-GAAP income from operations	$773	$637	$382	$1,410	$704

GAAP other income (expense)	$(4)	$(18)	$—	$(21)	$(3)
Gains from non-affiliated investments	—	—	—	—	(3)
Interest expense related to amortization of debt discount	1	2	7	3	14
Loss on early debt conversions	3	14	—	17	—
Non-GAAP other income (expense)	$—	$(2)	$7	$(1)	$8

GAAP net income	$583	$507	$261	$1,091	$469
Total pre-tax impact of non-GAAP adjustments	89	99	72	188	153
Income tax impact of non-GAAP adjustments	(34)	(73)	(20)	(108)	(46)
Non-GAAP net income	$638	$533	$313	$1,171	$576

	Three Months Ended			Six Months Ended
	July 30,	April 30,	July 31,	July 30,	July 31,
	2017	2017	2016	2017	2016
Diluted net income per share
GAAP	$0.92	$0.79	$0.41	$1.71	$0.76
Non-GAAP	$1.01	$0.85	$0.53	$1.87	$0.99

Weighted average shares used in diluted net income per share computation
GAAP	633	641	634	637	620
Anti-dilution impact from note hedge (C)	(4)	(14)	(43)	(10)	(37)
Non-GAAP	629	627	591	627	583

GAAP net cash provided by operating activities	$705	$282	$201	$987	$519
Purchase of property and equipment and intangible assets	(55)	(53)	(33)	(108)	(88)
Free cash flow	$650	$229	$168	$879	$431

(A) Excludes stock-based compensation as follows:
	Three Months Ended			Six Months Ended
	July 30,	April 30,	July 31,	July 30,	July 31,
	2017	2017	2016	2017	2016
Cost of revenue	$4	$4	$4	$8	$8
Research and development	$44	$41	$30	$85	$59
Sales, general and administrative	$33	$31	$24	$65	$44

(B) Consists of amortization of acquisition-related intangible assets and compensation charges.

(C) Represents the number of shares that would be delivered upon conversion of the currently outstanding 1.00% Convertible Senior Notes Due 2018. Under GAAP, shares delivered in hedge transactions are not considered offsetting shares in the fully diluted share calculation until actually delivered.

NVIDIA CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP OUTLOOK

Q3 FY2018 Outlook
GAAP gross margin	58.6%
Impact of stock-based compensation expense	0.2%
Non-GAAP gross margin	58.8%

Q3 FY2018 Outlook
(In millions)
GAAP operating expenses	$672
Stock-based compensation expense, acquisition-related costs, and other costs	(102)
Non-GAAP operating expenses	$570

GAAP other income (expense)	$(2)
Loss on early debt conversions and interest expense related to amortization of debt discount	2
Non-GAAP other income (expense)	$—